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                                                                 Exhibit 12

                             OWENS-ILLINOIS, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
     AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                     (Millions of dollars, except ratios)

                                                 Three Months ended March 31,
                                                     2000                1999
                                                 --------            --------
Earnings before income taxes, and minority
  share owners' interests                        $  101.3            $  119.2

Less:  Equity earnings                               (3.3)               (4.5)
Add:   Total fixed charges deducted
         from earnings . . . . . . .                122.1               112.1
       Proportional share of pre-tax
       earnings of 50% owned
       associates. . . . . . . . . .                  2.4                 1.2
                                                 --------            --------
       Earnings available for payment
         of fixed charges. . . . . .             $  222.5            $  228.0
                                                 ========            ========
Fixed charges (including the Company's
  proportional share of 50% owned
  associates):

       Interest expense. . . . . . .             $  112.7            $  103.1
       Portion of operating lease rental
         deemed to be interest . . .                  6.9                 6.9
       Amortization of deferred
         financing costs and debt
         discount expense. . . . . .                  2.5                 2.1
                                                 --------            --------
       Total fixed charges deducted from
         earnings and fixed charges.             $  122.1            $  112.1

Preferred stock dividends (increased to
  assumed pre-tax amount). . . . . .                  8.9                 9.1
                                                 --------           ---------
Combined fixed charges and preferred
  stock dividends. . . . . . . . . .             $  130.7            $  121.2
                                                 ========            ========

Ratio of earnings to fixed charges .                  1.8                 2.0

Ratio of earnings to combined fixed
  charges and preferred stock
  dividends. . . . . . . . . . . . .                  1.7                 1.9